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Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:14 PM 08/30/2005 FILED 01:08 PM 08/30/2005 SRV 050713547 - 3775911 FILE

SECOND AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION
OF METROPCS COMMUNICATIONS, INC.
a Delaware Corporation

Pursuant to Sections 242 and 245
of the Delaware General Corporation Law ("DGCL")

        The undersigned, Roger D. Linquist, hereby certifies that:

        He is the duly elected and acting President and Chief Executive Officer of MetroPCS Communications, Inc. (the "Corporation").

        The original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the DGCL.

        The directors and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, have adopted and approved this Second Amended and Restated Certificate of Incorporation.

        The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
CORPORATE NAME

        The name of the Corporation is MetroPCS Communications, Inc.

ARTICLE II
REGISTERED ADDRESS AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
NATURE OF BUSINESS

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

        (A)    Authorization of Stock.    The Corporation is authorized to issue three (3) classes of capital stock to be designated, respectively, "Class A Common Stock," "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to Issue is Three Hundred Twenty-Five Million Three Hundred (325,000,300) shares. Three Hundred (300) shares shall be Class A Common

Stock, par value $0.0001 per share, Three Hundred Million (300,000,000) shares shall be Common Stock, par value $0.0001 per share, and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $0.0001 per share, of which Four Million (4,000,000) shares shall be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and Five Hundred Thousand (500,000) shares shall be designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock").

        The number of authorized shares of Series D Preferred Stock and Series E Preferred Stock, respectively, may be decreased (but not increased) by resolution of the Board of Directors; provided that no such decrease shall reduce the number of authorized shares of Series D Preferred Stock or Series E Preferred Stock to a number less than the number of shares then issued and outstanding of such series plus the number of shares of such series issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        (B)    Rights, Preferences and Restrictions of Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the "Certificate of Designation"). The Certificate of Designation as to any series may, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other securities, and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Delaware.

        The rights, powers, preferences, privileges and restrictions granted to and imposed on the Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Article IV(B).

          1.    Dividends and Distributions.

            (a)   The holders of shares of Series D Preferred Stock and shares of Series E Preferred Stock, in preference to the holders of shares of Class A Common Stock and Common Stock, and all other classes of equity securities of the Corporation ranking junior to the Series D Preferred Stock and Series E Preferred Stock with respect to dividends, distributions or liquidation, as applicable, including any warrants, options or rights to acquire any such junior equity securities (collectively, "Junior Securities"), shall be entitled to receive out of funds legally available for the purpose, cumulative, annual dividends, in an amount per share (rounded to the next highest cent) equal to 6% per annum of the applicable Liquidation Value (as defined in Section 5) for the applicable series of Preferred Stock; provided, however, that such dividend's shall become payable only when, as and if declared by the Board of Directors.

            (b)   Dividends shall be deemed to have begun to accrue and to have been cumulative, and shall accrue and be cumulative, on each outstanding share of Series D Preferred Stock issued upon conversion of a Converted Share (as defined below) from the date of issue of such Converted Share. For the avoidance of doubt, the Corporation acknowledges that the "date of issue of such Converted Share" as used in the preceding sentence is the date of issuance of such Converted Share by Old MetroPCS, which date preceded the actual issuance of each outstanding share of Series D Preferred Stock with the result that dividends on the Series D Preferred Stock will have accrued from a date that precedes the issuance of such shares of Series D Preferred Stock. Dividends shall accrue and be cumulative on each outstanding share of Series D Preferred Stock not issued upon conversion of a Converted Share and on each outstanding share of Series E Preferred Stock from the date of issue of such share of Series D Preferred Stock or Series E Preferred Stock, as applicable. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock and Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof. For purposes of this Section 1(b), "Converted Share" shall mean, with respect to any share of Series D Preferred Stock, the share of Series D Convertible Preferred Stock of MetroPCS, Inc., a Delaware corporation ("Old MetroPCS"), that converted into the right to receive such share of Series D Preferred Stock pursuant to the merger of MPCS Holdco Merger Sub, Inc., a Delaware corporation ("Holdco"), with and into Old MetroPCS.

            (c)   The Series D Preferred Stock and Series E Preferred Stock shall be of equal rank with respect to their respective accruing dividends, and in the event that a sum sufficient to pay all accruing dividends on the Series D Preferred Stock and Series E Preferred Stock that have become due and payable is unavailable, amounts available shall be distributed ratably to each of the holders of Series D Preferred Stock and Series E Preferred Stock in proportion to the amount that would be paid to each such holder if amounts available for payment were sufficient to permit payment in full.

            (d)   The Corporation shall not declare or pay any dividends in respect of any Junior Security (other than dividends payable solely in Common Stock or other Junior Securities) or repurchase, redeem or acquire any Junior Security or otherwise make a distribution or other payment in respect of any Junior Security, directly or indirectly, in cash, property, assets, rights, securities or other consideration (other than distributions payable solely in Common Stock or other Junior Securities), unless, simultaneously with such declaration or payment, the Corporation shall pay to the holders of Series D Preferred Stock and Series E Preferred Stock the sum of (i) all accrued but unpaid dividends on such holder's Series D Preferred Stock and Series E Preferred Stock, and (ii) the amount that such holder of Series D Preferred Stock and Series E Preferred Stock would be entitled to receive if all shares of Series D Preferred Stock and Series E Preferred Stock had been converted to Common Stock immediately prior to the record date for such payment, at the then current applicable Conversion Price (as defined below); provided, that this restriction shall not apply to the repurchase of shares of Common Stock or other Junior Securities from directors, employees, or consultants of the Corporation or a subsidiary of the Corporation (a "Subsidiary"), in connection with the termination of their service as directors or officers of the Corporation or a Subsidiary, the termination of their employment by the Corporation or a Subsidiary or the termination of their engagement by the Corporation or a Subsidiary, to each case authorized by the Board of Directors or a committee thereof pursuant to agreements under which the Corporation has the option (but not the obligation) to repurchase such shares at no more than cost.

          2.    Conversion Rights and Automatic Conversion.

            (a)   At the option of the holder thereof, each share of Series D Preferred Stock and Series E Preferred Stock may be converted into fully paid and nonassessable shares of Common Stock at the applicable conversion price with respect to such series of Preferred Stock (herein called the "Conversion Price" with respect to either the Series D Preferred Stock or the Series E Preferred Stock), determined as hereinafter provided, in effect at the time of conversion.

            (b)   Each share of Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such shares of Preferred Stock immediately upon the earlier of (i) a Qualifying Public Offering, (ii) the Common Stock trading (or, in the case of a merger or consolidation of the Corporation with or into another company (other than a merger or consolidation that constitutes a Liquidation Event), the shares of stock received by the holders of Common Stock in such merger or consolidation having traded immediately prior to such merger or consolidation) on a national securities exchange or the NASDAQ National Market System for a period of 30 consecutive trading days above a price which implies a Fair Market Value of the Series D Preferred Stock in excess of twice the aggregate initial purchase price of the Series D Preferred Stock, (iii) with respect to the Series D Preferred Stock, the date specified in a written notice given to the Corporation by the holders of 66 2/3% of the then outstanding shares of Series D Preferred Stock, and (iv) with respect to the Series E Preferred Stock, the date specified in a written notice given to the Corporation by the holders of 66 2/3% of the then outstanding shares of Series E Preferred Stock (any conversion pursuant to the preceding clause (i), (ii), (iii) or (iv) an "Automatic Conversion"). Although such notice in clauses (iii) or (iv) may be given by fewer than all of the holders of Series D Preferred Stock or Series E Preferred Stock, as applicable, it shall be binding on all holders of Series D Preferred Stock or all holders of Series E Preferred Stock, as applicable. "Qualifying Public Offering" shall have the meaning set forth in the Stockholders Agreement. Any references in this Second Amended and Restated Certificate of Incorporation to the "Stockholders Agreement" shall mean the Second Amended and Restated Stockholders Agreement dated as of August 30, 2005 (as amended from time to time), by and among the Corporation and the other parties thereto. Any references in this Second Amended and Restated Certificate of Incorporation to the "Series D Purchase Agreement" shall mean the Securities Purchase Agreement dated as of July 17, 2000 (as amended), by and among Old MetroPCS, Inc, the Subsidiary parties listed on Schedule 2 thereto and each of the Purchasers listed on Schedule 1 thereto, as the same was assigned to, and assumed by, the Corporation.

            (c)   In the event that any shares of Series D Preferred Stock or Series E Preferred Stock are converted, they shall be converted into the number of fully paid and non-assessable shares of Common Stock obtained by dividing (i) the applicable Liquidation Value for such series (as defined in Section 5) plus accrued but unpaid dividends on such shares as of the date of conversion, by (ii) the applicable Conversion Price for such series. The Conversion Price for the Series D Preferred Stock subject to adjustment from time to time as provided herein, initially shall be $9.40 per share. The Conversion Price for the Series E Preferred Stock, subject to adjustment from time to time as provided herein, initially shall be $27.00 per share.

            (d)   No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock or Series E Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of the Series D Preferred Stock or Series E Preferred Stock (or specified portions thereof), the Corporation shall make a cash payment in respect of such fraction in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of such fractional interest as of the date of conversion. All shares of Common Stock issuable to a holder shall be aggregated for purposes of determining whether a fractional interest shall result from any conversion. The Corporation shall pay all issuance taxes, if any, incurred in respect of the issuance of Common Stock on conversion.

            (e)   Other than in connection with an Automatic Conversion, any conversion of Series D Preferred Stock or Series E Preferred Stock into Common Stock shall be made by the surrender to the Corporation at the office of the Corporation or at the office of the transfer agent for such Shares, of the certificate or certificates representing the Series D Preferred Stock or Series E Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment shall be waived by the Corporation), together with a written request for conversion. The Corporation shell issue, as of the date of receipt by the Corporation of such surrender, shares of Common Stock calculated as provided above and evidenced by a stock certificate delivered to the holder of the Series D Preferred Stock or Series E Preferred Stock being converted as soon as practicable, but in any event no later than ten business days after the date of such surrender. The date of surrender and conversion of any Series D Preferred Stock or Series E Preferred Stock shall be the date of receipt by the Corporation or its agent of such surrendered shares of Series D Preferred Stock or Series E Preferred Stock.

            (f)    Following an Automatic Conversion, holders of Series D Preferred Stock and/or Series E Preferred Stock shall surrender to the Corporation, at the office of the Corporation or at the office of the transfer agent for such shares, the certificate or certificates representing the Series D Preferred Stock or Series E Preferred Stock so converted, duly endorsed or assigned (unless such endorsement or assignment shall be waived by the Corporation). The Corporation shall issue, as of the date of the Automatic Conversion, shares of Common Stock calculated as provided above and evidenced by a stock certificate delivered to each holder of Series D Preferred Stock or Series E Preferred Stock as soon as practicable, but in any event no later than ten business days, after the date such holder surrenders the Series D Preferred Stock or Series E Preferred Stock as provided above. The date of conversion of any Series D Preferred Stock and Series E Preferred Stock shall be the date of the event triggering such Automatic Conversion, regardless of the date of surrender of any certificates for shares of Series D Preferred Stock and Series E Preferred Stock. The date of surrender of any Series D Preferred Stock or Series E Preferred Stock shall be the date of receipt by the Corporation or its transfer agent of the certificate or certificates representing such surrendered shares of Series D Preferred Stock in Series E Preferred Stock.

            (g)   A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series D Preferred Stock and Series E Preferred Stock and any dividends accrued thereon outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series D Preferred Stock and Series E Preferred Stock shall be convertible as herein provided, the Corporation shall at the Same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series D Preferred Stock and Series E Preferred Stock on the new basis.

            (h)    Adjustments to Conversion Price.    The Conversion Price in effect from time to time shall be subject to adjustment, as follows:

              (1)    Stock Dividends, Subdivisions and Combinations.    Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price for each series of Preferred Stock shall, simultaneously with the happening of such dividend, subdivision or combination be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 2(h)(1) shall be given effect upon payment of such a dividend or distribution, determined as of the record date for the determination of stockholders entitled to receive such dividend or distribution, and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

              (2)    Sale of Common Stock.    In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding (i) shares of Common Stock (or options to purchase shares) issued or to be issued to officers, directors, employees, consultants or agents of the Corporation under stock, option or other benefit plans or arrangements approved by the Compensation Committee of the Board of Directors, (ii) shares of Common Stock issued or to be issued pursuant to any conversion of Series D Preferred Stock, Series E Preferred Stock and Class A Common Stock; and (iii) shares of Common Stock issued or to be issued pursuant to the exercise of any warrants outstanding as of the date of the filing of this Second Amended and Restated Certificate of Incorporation (collectively, the "Excluded Shares")), for a consideration per share of Common Stock less than the greater of the Conversion Price applicable to the applicable series of Preferred Stock or the Fair Market Value (as defined below) in effect immediately prior to such issuance, sale or exchange of such shares, then, and, thereafter successively upon each such issuance, sale or exchange, the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance, sale or exchange for each share of such Preferred Stock shall forthwith be adjusted to an amount determined by multiplying such Conversion Price by a fraction:

                (i)    the numerator of which shall be (x) the number of shares of Common stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Preferred Stock, Class A Common Stock, options, warrants, rights or other convertible or exchangeable securities), plus (y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the applicable Conversion Price (prior to adjustment) or Fair Market Value, if greater, and

                (ii)   the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Preferred Stock, Class A Common Stock, options, warrants, rights or convertible or exchangeable securities), plus (y) the number of such additional shares of Common Stock so issued.

          "Fair Market Value" means, with respect to Series E Preferred Stock or Series D Preferred Stock, as applicable, on any business day:

            (a)   if the Common Stock is publicly traded at the time of determination, the value determined by multiplying the number of shares of Common Stock into which such share of Series D Preferred Stock or Series E Preferred Stock is then convertible in accordance with the terms hereof by the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the Pink Sheets, LLC, or any similar successor organization in each such case averaged over a period of thirty (30) (or such lesser period during which the Common Stock has publicly traded) consecutive trading days prior to such day;

            (b)   if the Common Stock is being registered pursuant to an initial public offering, for purposes of determining the adjustment to Conversion Price in accordance with the terms hereof in connection with such liquidity event and for disclosure purposes for the registration statement relating to such public offering, Fair Market Value of the Series D Preferred Stock and Series E Preferred Stock will be determined by reference to the midpoint of the range of the initial public offering price to the public as reflected in the applicable registration statement for Common Stock; provided, that such adjustment to Conversion Price will be further adjusted in accordance with the terms hereof to reflect the Fair Market Value by reference to the initial public offering price on the day that the applicable registration statement is declared effective by the Securities and Exchange Commission; and

            (c)   if the Common Stock is not publicly traded at the time of determination then, the value determined by multiplying the number of shares of Common Stock into which such share of Series D Preferred Stock or Series E Preferred Stock is then convertible in accordance with the terms hereof by the fair value of the Common Stock as determined in good faith by the Board of Directors.

  Notwithstanding the foregoing, the Conversion Price for the Series E Preferred Stock shall also be adjusted in the following manner:

                (i)    in the event that (A) the Corporation sells shares of Common Stock in an initial public offering, (B) the Series E Preferred Stock is to convert into Common Stock in connection with such initial public offering and (C) the initial per share price to the public in such initial public offering is less than the Conversion Price for the Series E Preferred Stock, then, effective immediately prior to the effectiveness of the registration statement for such offering and contingent upon the closing of such offering, the Conversion Price for the Series E Preferred Stock shall be reduced to an amount equal to the initial price to the public in such initial public offering for Common Stock, or

                (ii)   in the event that the Series E Preferred Stock is subject to an Automatic Conversion pursuant to Section 2(b)(ii) and the Average Trading Price (as defined below) is less than the Conversion Price for the Series E Preferred Stock then in effect, then, effective immediately prior to such Automatic Conversion, the Conversion Price for the Series E Preferred Stock shall be reduced to an amount equal to the Average Trading Price.

      "Average Trading Price" shall mean the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on a particular day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink Sheets, LLC, or any similar successor organization, in each such case averaged over a period of thirty (30) consecutive trading days immediately prior to such Automatic Conversion.

              (3)    Sale of Options, Rights or Convertible Securities.    In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any options, warrants or rights for Excluded Shares), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised or converted to the fullest extent permitted by their terms on the date issued) less than the greater of the Fair Market Value or the Conversion Price applicable to the Series D Preferred Stock and Series E Preferred Stock in effect immediately prior to the issuance of such options, warrants or rights or convertible or exchangeable securities, then, and thereafter successively upon each such issuance, the Conversion Price for the Series D Preferred Stock and Series E Preferred Stock in effect immediately prior to the issuance of such options, warrants or rights or convertible or exchangeable securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction.

                (i)    numerator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series D Preferred Stock, Series E Preferred Stock, Class A Common Stock, options, warrants, rights or convertible or exchangeable securities), plus (y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible or exchangeable securities, plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the applicable Conversion Price (prior to adjustment) or the Fair Market Value, if greater, and

                (ii)   the denominator of which shall be (x) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options,

        warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series D Preferred Stock, Series E Preferred Stock, Class A Common Stock, options, warrants, rights or convertible or exchangeable securities), plus (y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised or converted on the date issued.

              (4)    Expiration or Change in Price.    If the conversion price per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants or rights or convertible or exchangeable securities provided for such changed consideration per share (determined as provided in Section 2(h)(3) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, warrants, rights or convertible or exchangeable securities had not been issued. No adjustment of the Conversion Price shall be made under this Section 2(h)(4) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded and rescinded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible or exchangeable securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect immediately prior to the issuance of the expired or canceled warrants, options, rights or convertible or exchangeable securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible or exchangeable securities not been issued.

              (5)    Mergers and Other Reorganizations.    If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2(h)) or a merger or consolidation of the Corporation with or into another company or the sale of all or substantially all of the Corporation's properties and assets to any other person (in each case other than a Liquidation Event), then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series D Preferred Stock and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock and Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor company resulting from such merger or consolidation or sale to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series D Preferred Stock and Series E Preferred Stock after any such reorganization, merger, consolidation or sale to the end that the provisions of this Section 2(h) (including without limitation provisions for adjustment of the

      Conversion Price and the number of shares purchasable upon conversion of the Series D Preferred Stock and Series E Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series D Preferred Stock and Series E Preferred Stock.

              (6)    Notice of Adjustments.    Concurrently with any of the adjustments set forth in this Section 2(h), the Corporation shall provide written notice thereof to each holder of record of Series D Preferred Stock and Series E Preferred Stock.

          3.    Voting Rights and Powers.

            (a)    General.    The holders of shares of Series D Preferred Stock and Series E Preferred Stock shall have the right to vote together as a class with holders of shares of Common Stock on all matters that may properly come before the holders of shares of the Corporation's Common Stock, with each share of Series D Preferred Stock and Series E Preferred Stock having such voting rights as it would have if such share had been converted to Common Stock immediately prior thereto; provided, however, that (i) prior to a Class A Voting Termination Event (as defined in the Stockholders Agreement), the holders of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock shall have the exclusive right (the "Special Preferred Voting Right") voting together as a single class on an as-converted to Common Stock basis, to the extent required by Section 3.1(a) of the Stockholders Agreement, (ii) the holders of the outstanding shares of Series D Preferred Stock shall have the exclusive right (the "Special D Voting Right") voting as a class on an as-converted to Common Stock basis, to the extent required by Section 3.1(b) of the Stockholders Agreement, and (iii) the holders of the outstanding shares of Series E Preferred Stock shall have the exclusive right (the "Special E Voting Right") voting as a class on an as-converted to Common Stock basis, to the extent required by Section 3.1(c) of the Stockholders Agreement.

            (b)    Special Preferred Voting Right.    The Special Preferred Voting Right may be exercised either at a special meeting of the holders of Series D Preferred Stock and the Series E Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders, or by the written consent of the holders of the Series D Preferred Stock and Series E Preferred Stock. At any meeting held that involves the Special Preferred Voting Right, the presence (in person or by proxy) of the holders of 66 2/3% of then issued and outstanding shares of the Series D Preferred Stock and Series E Preferred Stock (calculated on an as-converted to Common Stock basis) shall be required and shall be sufficient to constitute a quorum of such series for the excercise of the Special Preferred Voting Right.

            (c)    Special D Preferred Voting Right.    The Special D Voting Right may be exercised either at a special meeting of the holders of Series D Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders, or by the written consent of the holders of the Series D Preferred Stock. At any meeting held that involves the Special D Voting Right, the presence (in person or by proxy) of the holders of 66 2/3% of the aggregate number of then issued and outstanding shares of the Series D Preferred Stock shall be required and shall be sufficient to constitute a quorum of such series for the exercise of the Special D Voting Right.

            (d)    Special E Preferred Voting Right.    The Special E Voting Right may be exercised either at a special meeting of the holders of Series E Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders, or by the written consent of the holders of the Series E Preferred Stock. At any meeting held that involves the Special E Voting Right, the presence (in person or by proxy) of the holders of 66 2/3% of the aggregate number of then issued and outstanding shares of the Series E Preferred Stock shall be required and shall be sufficient to constitute a quorum of such series for the exercise of the Special E Voting Right.

          4.    Reacquired Shares.

        Any shares of Series D Preferred Stock and Series E Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion hereunder shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          5.    Preference upon Liquidation Event.

            (a)    Liquidation Event.    For purposes of this Section 5, a "Liquidation Event" shall mean a liquidation, dissolution or winding up of this Corporation that shall be deemed to be occasioned by, or to include (i) the acquisition of the Corporation by another person or affiliated group of persons by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) where less than a majority of the voting power of the acquiring or surviving person or group immediately following such acquisition is held by persons or entities who were stockholders of the Corporation immediately prior to such acquisition but excluding the transactions contemplated herein and in the Stockholders Agreement upon a Class A Voting Termination Event, as defined in the Stockholders Agreement), (ii) a sale or other disposition of all or substantially all of the assets of the Corporation, or (iii) a sale or other disposition of assets that results in funds being available for distribution to stockholders which are in excess of those necessary or appropriate for the Corporation to conduct its business operations (including repayment of its outstanding liabilities) and execute its business plan, as determined by the Board of Directors, unless, in any event, (x) with respect to the Series D Preferred Stock, within 30 days after delivery of written notice of any such transaction by the Corporation to the holders of the Series D Preferred Stock (or, if later, ten days after delivery of a written notice pursuant to (y) below by the holders of shares of Series E Preferred Stock), the holders of 66 2/3% of the shares of the Series D Preferred Stock then outstanding (on an as converted to Common Stock basis), provide the Corporation with written notice that such transaction shall not be deemed a "Liquidation Event" for purposes of this Section 5, and (y) with respect to the Series E Preferred Stock, within 30 days after delivery of written notice of any such transaction by the Corporation to the holders of Series E Preferred Stock (or, if later, ten days after delivery of a written notice pursuant to (x) above by the holders of shares of Series D Preferred Stock), the holders of 66 2/3% of the shares of Series E Preferred Stock then outstanding provide (on an as converted to Common Stock basis), the Corporation with written notice that such transaction shall not be deemed a "Liquidation Event" for purpose of this Section 5. With respect to a Liquidation Event, the Corporation shall give each holder of the Series D Preferred Stock and Series E Preferred Stock written notice of any Liquidation Event no less than 30 days prior to the occurrence thereof and shall also promptly notify each holder of Series D Preferred Stock and Series E Preferred Stock of any notice received by the Corporation that any transaction shall not be deemed a "Liquidation Event" with respect to either the Series D Preferred Stock or Series E Preferred Stock.

            (b)    Liquidation Preference (including Participation Rights).

              (1)   The "Series D Liquidation Value" of the Series D Preferred Stock shall be $100.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization affecting such shares). "Liquidation Value" shall mean either the Series D Liquidation Value or the Series E Liquidation Value, as applicable. The "Series D Liquidation Preference" for each share of Series D

      Preferred Stock shall equal the sum of (A) the Series D Liquidation Value, plus (B) the greater of (i) the amount of all accrued and unpaid dividends and distributions thereon, and (ii) the amount that would have been paid in respect of each share of Series D Preferred Stock had such share been converted into Common Stock in accordance with Section 2(c) immediately prior to the Liquidation Event at the then current Conversion Price; provided, however, that for purposes of determining the amount payable under this clause (ii), the amount available for distribution by the Corporation to its stockholders shall be net of (x) the aggregate Series D Liquidation Value and (y) the aggregate Series E Liquidation Value.

              (2)   The "Series E Liquidation Value" of the Series E Preferred Stock shall be $100.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization affecting such shares). The "Series E Liquidation Preference" for each share of Series E Preferred Stock shall equal the sum of (A) the Series E Liquidation Value plus (B) the greater of (i) the amount of all accrued and unpaid dividends and distributions thereon and (ii) the amount that would have been paid in respect of each share of Series E Preferred Stock had such share been converted into Common Stock in accordance with Section 2(c) immediately prior to the Liquidation Event at the then current Conversion Price; provided, however, that for purposes of determining the amount payable under this clause (ii), the amount available for distribution by the Corporation to its stockholders shall be net of (x) the aggregate Series D Liquidation Value and (y) the aggregate Series E Liquidation Value.

              (3)   Upon any Liquidation Event, the holders of Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the aggregate Series D Liquidation Preference and the Series E Liquidation Preference for each share of Series D Preferred Stock and Series E Preferred Stock, as applicable, then held by them, and no distributions shall be made to any holders of Junior Securities unless, prior thereto, all of the holders of shares of Series D Preferred Stock and Series E Preferred Stock shall have received payment in full of the aggregate Series D Liquidation Preference and the Series E Liquidation Preference. Series D Preferred Stock and Series E Preferred Stock shall be of equal rank with respect to their respective liquidation preferences.

            (c)    Ratable Distributions.    Upon a Liquidation Event, and in the event there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and Series E Liquidation Preference, then all of the assets available for distribution shall be distributed ratably to each of the holders of Series D Preferred Stock and Series E Preferred Stock in proportion to the amount that would be paid to each of such holders if such assets were sufficient to permit payment in full.

          6.    Redemption.

            (a)    Series D Optional Redemption.    Upon the occurrence of an uncured Series D Event of Noncompliance (as defined below), and within ninety (90) days after the date on which the Corporation receives a written request from the holders of not less than 66 2/3% of the then outstanding shares of Series D Preferred Stock, voting together as a single class, that all or some of such holders' shares be redeemed (the "Series D Redemption Date"), and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the fullest extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Series D Liquidation Value plus accrued but unpaid dividends determined as of the date the Corporation receives such written request (the "Series D Redemption Price"). Although the Corporation shall be required to redeem the shares of Series D Preferred Stock specified by the holders participating in the written request for redemption, no holder shall be required to participate in such request or to tender its shares for redemption.

            (b)    Series E Optional Redemption.    Upon the occurrence of an uncured Series E Event of Noncompliance (as defined below) or upon delivery of a written request by holders of Series D Preferred Stock for redemption pursuant to Section 6(a), and within ninety (90) days after the date on which the Corporation receives a written request from the holders of not less than 66 2/3% of the then outstanding shares of Series E Preferred Stock (the "Series E Redemption Date"), the holders of all of the certificates representing the shares of Series E Preferred Stock shall surrender such certificates and the Corporation shall, to the fullest extent it may lawfully do so, redeem all of the outstanding Series E Preferred Stock by paying in cash therefor a sum per share equal to the Series E Liquidation Value plus accrued but unpaid dividends determined as of the date the Corporation receives such written request (the "Series E Redemption Price"). Although each holder of Series E Preferred Stock shall be required to surrender certificates representing all of the shares of Series E Preferred Stock held by such holder, no holder shall be restricted from tendering its shares for redemption provided that such holder tenders all of the shares of Series E Preferred Stock held by such holder.

            (c)    Mandatory Preferred Stock Redemption.    The Corporation shall be required to redeem, and the holders will be required to surrender for redemption, all outstanding shares of Series D Preferred Stock and Series E Preferred Stock on July 17, 2015, in exchange for payment of the then current Series D Liquidation Value or Series E Liquidation Value, as applicable, for such shares plus accrued but unpaid dividends.

          7.    Ranking.

        The Series D Preferred Stock shall rank pari passu with the Series E Preferred Stock as to liquidation, liquidation preference, sale or merger preferences and dividend rights and, together with the Series E Preferred Stock, senior as to dividends and redemption, and, upon liquidation, dissolution or winding up, to all Junior Securities issued by the Corporation whether previously or subsequently issued.

          8.    Fractional Shares.

        Series D Preferred Stock and Series E Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Preferred Stock or Series E Preferred Stock, as applicable.

          9.    Transfer and Exchange.

        Upon surrender of any certificates for shares of Series D Preferred Stock or Series E Preferred Stock at the principal executive office of the Corporation for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Series D Preferred Stock or Series E Preferred Stock or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Series D Preferred Stock or Series E Preferred Stock or part thereof), the Corporation shall execute and deliver, at the Corporation's expense, one or more new certificate for shares of Series D Preferred Stock or Series E Preferred Stock (as requested by the holder thereof) in exchange therefor, in an aggregate number equal to the number of shares represented by the surrendered certificate provided that the Corporation shall not be obligated to execute and deliver any new shares of Series D Preferred Stock or Series E Preferred Stock unless the holder shall have complied with the Stockholders Agreement. Each such new share of Series D Preferred Stock or Series E Preferred Stock shall be payable to such Person as such holder may request and shall be substantially in the form specified herein.

          10.    Replacement of Series D Preferred Stock and Series E Preferred Stock.

        Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate for any shares of Series D Preferred Stock and Series E Preferred Stock, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Series D Preferred Stock and Series E Preferred Stock is, or is a nominee for, the original purchaser, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Corporation at its own expense shall execute and deliver, in lieu thereof, a new certificate for any shares of Series D Preferred Stock and Series E Preferred Stock.

          11.    Stockholder Agreement.

        Each holder of the Common Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed to be a "Stockholder" under the Stockholders Agreement, including, without limitation, for purposes of the restrictions on transfer and the registration rights granted therein, regardless of whether such holder shall have executed the Stockholders Agreement.

          12.    Events of Noncompliance.

            (a)    Series D Events of Noncompliance.    In the event that the Corporation shall fail to comply with any covenant or obligation of the Corporation set forth in the Series D Purchase Agreement, the Stockholders Agreement, or this Article IV (B), or breach any representation or warranty of the Corporation under any of the foregoing documents, and such failure or breach has a material adverse effect upon the interests of the holders of Series D Preferred Stock (in each instance, a "Series D Event of Noncompliance"), and any explicit cure periods for such events (or, if there are no explicit cure periods for such events, 30 days after written notice of such failure to the Corporation from a holder of Series D Preferred Stock) shall have lapsed without the Corporation having cured such failure or breach, then, in addition to any other rights which the holders of Series D Preferred Stock may have nereunder or thereunder, and in lieu of the 6% dividends normally accruing, each share of Series D Preferred Stock shall accrue cumulative dividends at a rate of 10% per annum until the Corporation shall come into compliance with the applicable covenant or obligation or cure in all material respects the applicable breach of a representation or warranty.

            (b)    Series E Events of Noncompliance.    In the event that the Corporation shall fail to comply with any covenant or obligation of the Corporation set forth in the Stock Purchase Agreement dated as of August 30, 2005, and among the Corporation and the Investors listed on Schedule A thereto, the Stockholders Agreement, or this Article IV (B), or breach any representation or warranty of the Corporation under any of the foregoing documents and such failure or breach has a material adverse effect upon the interests of the holders of Series E Preferred Stock (in such instance, a "Series E Event of Noncompliance"), and any explicit cure periods for such events (or, if there are no explicit cure periods for such events, 30 days after written notice of such failure to the Corporation from a holder of Series E Preferred Stock) shall have lapsed without the Corporation having cured such failure or breach, then, in addition to any other rights which the holders of Series E Preferred Stock may have hereunder or thereunder, and in lieu of the 6% dividends normally accruing, each share of Series E Preferred Stock shall accrue cumulative dividend at a rate of 10% per annum until the Corporation shall come into compliance with the applicable covenant or obligation or cure in all material respects the applicable breach of a representation or warranty.

        (C)    Common Stock and Class A Common Stock.    All shares of Common Stock and Class A Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock and Class A Common Stock shall have the voting rights set forth in Section (E) below.

        (D)    Rights of Holders of Capital Stock.

          1.    Holders of Series D Preferred Stock and Series E Preferred Stock.    Except as such rights may be specifically limited herein, and except as specifically set forth in Section (E) of this Article IV, the rights of holders of Series D Preferred Stock and Series E Preferred Stock shall be as set forth in Section (B) of this Article IV.

          2.    Holders of Common Stock and Class A Common Stock.    The rights of holders of Common Stock and Class A Common Stock shall be as set forth in this Section 2, except with respect to such rights as are set forth in Section (E) of this Article IV.

            (a)    Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock and the Class A Common Stock determined as of the record date for the determination of stockholders entitled to receive such dividends on a pari passu basis in proportion to the number of shares of such stock owned by each such holder, as may be declared from time to time by the Board of Directors.

            (b)    Liquidation Preference.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and the Class A Common Stock determined as of the record date for the determination of stockholders entitled to receive such dividends on a pari passu basis in proportion to the number of shares of such stock owned by each such holder.

          3.    Conversion of Class A Common Stock.    The Class A Common Stock shall be converted as follows:

            (a)    Automatic Conversion.    Immediately upon a Class A Voting Termination Event (as defined in the Stockholders Agreement), each share of Class A Common Stock shall automatically be converted into one share of Common Stock.

            (b)    Mechanics of Conversion.    Following the conversion of shares of Class A Common Stock into shares of Common Stock, each holder of shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the earliest date set forth in subsection 3(a)(1) above (regardless of the date of surrender of certificates for such shares), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (c)    No Fractional Shares.    No fractional shares shall be issued upon conversion of the Class A Common Stock, and the number of shares of Common Stock to be issued upon such conversion shall be rounded to the nearest whole share.

            (d)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorised but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes

            (e)    Elimination of Authorized Class A Common Stock.    If, at any time, all issued and outstanding shares of Class A Common Stock shall have been converted into Common Stock in accordance with the Section (D)(3), then all shares of the Corporation's capital stock theretofore designated as Class A Common Stock shall, immediately upon such conversion, cease to be a part of the Corporation's authorized capital stock.

          4.    Redemption.

            (a)   If, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an "FCC Violation") (A) any requirement of the FCC regarding foreign ownership (collectively, "Foreign Ownership Requirements") or (B) any other rule or regulation of the FCC applicable to the Corporation, then, notwithstanding anything contained herein to the contrary, the Corporation may, subject to Section (D)(4)(d), redeem from the holder or holders causing such FCC Violation such sufficient number of shares of Common Stock or Preferred Stock) to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price (hereinafter defined). The "Redemption Price" (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the "Common Fair Market Value") or the Fair Market Value of Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Fair Market Value or the Fair Market Value of Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided; however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the Board of Directors. As used in this Section (D)(4), the Common Fair Market Value shall be mean.

              (1)   If the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30 day period ending three days prior to the Redemption Date (as defined in (D)(4(b) below); and

              (2)   if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the Board of Directors.

            (b)   At least five but no more than 30 days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (4)(c) on or after the Redemption Date, each holder of shares of Common Stock and Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (c)   From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock and Preferred Stock designated for redemption, in the Redemption Notice as holders of such shares of Common Stock and Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock and Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock and Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the aggregate Redemption Price that would be payable to such holders if the Corporation had sufficient funds legally available to redeem all such shares. The shares of Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock and Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

            (d)   Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the regulatory problem giving rise to the Corporation's redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the regulatory problem giving rise to the Corporation's redemption right, including, but not limited to and not in any particular order of priority, presenting and filing waiver requests with the FCC, developing alternative ownership brochures assisting with a sale of such holders interest in the Company, amending the Corporation's Certificate of Incorporation and obtaining any necessary FCC approvals for such transactions.

        (E)    Voting Rights and Powers.    Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in Article IV(B)(3) above or in any Certificate of Designation relating thereto. Except as specifically limited herein, the holders of Common Stock shall have voting rights as set forth below. So long as any shares of Class A Common Stock remain outstanding, (i) except as specifically listed herein, the holders of Class A Common Stock shall have voting rights as set forth below and (ii) pursuant to §141 of the DGCL, members of the Board of Directors may have more or less than one vote per director as follows.

          1.    Class A Common Stock.    The holders of Class A Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class. So long as any shares of Class A Common Stock remain outstanding, the holders of Class A Common Stock, voting separately as a class, shall be entitled (i) to elect five (5) members of the Board of Directors (any directors elected pursuant to such class vote being referred to herein as "Class A Board Designees") and (ii) to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Class A Common Stock have a separate class vote (the matters described in clauses (i) and (ii) above being collectively referred to herein as the "Class A Exclusive Voting Matters"). The holders of Class A Common Stock shall have one (1) vote per share of Class A Common Stock with respect to each Class A Exclusive Voting Matter. So long as any shares of Class A Common Stock remain outstanding, the holders of Class A Common Stock shall have, collectively, votes equal to 50.1% of the votes on all matters other than Class A Exclusive Voting Matters submitted to the vote of the holders of Class A Common Stock (collectively the "Class A Shared Voting Matters"), with each share of Class A Common Stock having the right to the number of votes equal to the quotient obtained by dividing (i) the product of (a) the number of votes attributable to all shares of all other classes or series of stock entitled to vote on such matter, including, but not limited to, the shares of Common Stock and any shares of Preferred Stock (on an as-converted basis), multiplied by (b) 1.004, by (ii) the number of shares of Class A Common Stock entitled to vote on such matter. By way of illustration, and not by way of limitation, if A equals the number of shares of Class A Common Stock outstanding, C equals the number of shares of Common Stock outstanding, P equals the number of shares of Common Stock into which the Preferred Stock outstanding may be converted into, in each case, at the time a vote is taken with respect to a Class A Shared Voting Matter, and each outstanding share of Common Stock and Preferred Stock is entitled to one (1) vote on such matter, the number of votes that each share of Class A Common Stock shall have with respect to such matter shall be equal to the quotient produced by the following formula:

(C + P) x 1.004
A

So long as any shares of Class A Common Stock remain outstanding, each Class A Board Designee shall be entitled to cast one (1) vote on [ILLEGIBLE] matter submitted to a vote of the Board of Directors; provided, however, that if at any time there are less than five (5) Class A Board Designees, (i) the Class A Board Designees Collectively shall be entitled to cast five (5) votes on each matter submitted to a vote of the Board of Directors and (ii) each Class A Board Designee shall be entitled to cast a number of votes equal to a fraction, the numerator of which shall be equal to five (5), and the denominator of which shall be equal to the total number of Class A Board Designees as of the time a given vote of the Board of Directors is taken.

          Each holder of Class A Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

          2.    Common Stock.    The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class. The holders of Common Stock, voting separately as a class, shall be entitled (i) to elect a number of members of the Board of Directors as shall be fixed by, or in the manner provided in, the Bylaws of the Corporation for as long as any shares of Class A Common Stock remain outstanding (any directors elected pursuant to such class vote being referred to herein as "Common Board Designees") and (ii) to vote on such other matters for which, pursuant to this Article IV or applicable law, the holders of Common Stock have a separate class vote. The holders of Common Stock shall have one (1) vote per share of Common Stock with respect to every matter submitted to the holders of Common Stock; provided, however, that, for as long as any shares of Class A Common Stock remain outstanding, the holders of Common Stock, together with the holders of all other classes or series of stock of the Corporation (other than the Class A Common Stock), shall not have the right to cast more than 49.9% of the aggregate votes on any Class A Shared Voting Matter.

          Each Common Board Designee shall have one (1) vote on each matter submitted to a vote of the Board of Directors; provided, however, that, for so long as any shares of Class A Common Stock remain outstanding, if at any time there are more than four (4) Common Board Designees, (i) the Common Board Designees collectively shall be entitled to cast no more than four (4) votes on each matter submitted to a vote of the Board of Directors and (ii) each Common Board Designee shall be entitled to cast a number of votes equal to a fraction, the numerator of which shall be equal to four (4), and the denominator of which shall be equal to the total number of Common Board Designees as of the time a given vote of the Board of Directors is taken.

          Notwithstanding any other provision to the contrary, the rights of the holders of Common Stock to elect Common Board Designees will be diluted to the extent set forth in any one or more Certificates of Designation.

          3.    Adjustment for Varied Votes Per Share.    To the extent that this Second Amended and Restated Certificate of Incorporation provides for more or less than one vote for any share of stock, on any matter, every reference in this Second Amended and Restated Certificate of Incorporation or in the Bylaws of the Corporation to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.

ARTICLE V
POWER TO AMEND BYLAWS

        (A)    Board of Directors.    Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized, upon the affirmative vote of at least two-thirds (or if no shares of Class A Common Stock are issued and outstanding, a majority) of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

        (B)    Stockholders.    The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws solely upon the affirmative vote of the holders of shares having at least a majority of the aggregate votes that may be cast by the holders of the outstanding shares of capital stock then entitled to vote thereon.

ARTICLE VI
BOARD OF DIRECTORS

        (A)    Number of Directors.    The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation.

        (B)    Vacancies.    Subject to the rights of the holders of the Class A Common Stock and any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director.

        (C)    Written Ballots not Required.    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        (D)    Adjustment for Varied Votes Per Director.    To the extent that this Second Amended and Restated Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.

        (E)    Removal of Directors.

          1.    Class A Board Designees.    For so long as any shares of Class A Common Stock remain outstanding, any Class A Board Designee may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power underlying the shares of Class A Common Stock then outstanding, voting separately as a class.

          2.    Common Board Designees.    For so long as any shares of Class A Common Stock remain outstanding, and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Common Board Designee may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power underlying the shares Common Stock then outstanding, voting separately as a class.

          3.    When Class A Common Stock Not Outstanding.    At such time as no shares of Class A Common Stock remain outstanding (and at all times thereafter), and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power underlying the outstanding shares of the Corporation's capital stock entitled to elect such director, voting separately as a class.

        (F)    Corporate Opportunity Matters.

          1.     Except as set forth below in subsection (2) of this Article VI(F), to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest or expectancy in being offered by such non-employee director an opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers', directors', agents', stockholders' or affiliates') own account or to recommend, sell assign or transfer such corporate opportunity to persons other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

          2.     Notwithstanding the provisions of subsection (1) of this Article VI(F), the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

          3.     This Article VI(F) shall no longer be in effect or operative as to corporate opportunities thereafter arising, and can be eliminated from this Second Amended and Restated Certificate of Incorporation, if, at any time after the Corporation has filed a registration statement for an underwritten public offering of its equity securities, the managing underwriters for such offering advise the Corporation in writing that, in their opinion, the provisions of this Article VI(F) may adversely affect the price or marketability of the securities to be offered.

ARTICLE VII
MEETINGS OF STOCKHOLDERS

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII
LIMITATION OF LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VIII shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX
INDEMNIFICATION

        (A)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (B)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (C)  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (A) and (B) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (D)  Any indemnification under Sections (A) and (B) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (A) and (B). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

        (E)  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

        (F)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

        (G)  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

        (H)  For purposes of this Article IX, references to the Corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (I)   For purposes of this Article IX, (i) references to "other enterprises" shall include employee benefit plans, including without limitation any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, "Employee Benefit Plans"), (ii) references to "fines" shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article IX.

        (J)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who his ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (K)  The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

ARTICLE X
AMENDMENTS TO CERTIFICATE OF INCORPORATION

        (A)  Subject to Section (B) of this Article X, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        (B)  Notwithstanding the foregoing or any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote required by law, this Second Amended and Restated Certificate of Incorporation or any Certificate of Designation, Article IV, Article V, Article VI, Section (B) of Article VII, Article VIII, Article IX and this Article X of this Second Amended and Restated Certificate of Incorporation may not be amended or repealed without both (1) the affirmative vote of at least two-thirds (or if no shares of Class A Common Stock are issued and outstanding, a majority) of the directors then serving and (2) the affirmative vote of the holders of shares having at least a majority of the aggregate votes underlying the outstanding shares of capital stock then entitled to vote thereon.

***************

        IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this 30th day of August 2005.

METROPCS COMMUNICATIONS, INC.
By:	/s/ ROGER D. LINQUIST Roger D. Linquist President and Chief Executive Officer

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SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF METROPCS COMMUNICATIONS, INC. a Delaware Corporation
Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (" DGCL ")
ARTICLE I CORPORATE NAME
ARTICLE II REGISTERED ADDRESS AND AGENT
ARTICLE III NATURE OF BUSINESS
ARTICLE IV AUTHORIZED CAPITAL STOCK
ARTICLE V POWER TO AMEND BYLAWS
ARTICLE VI BOARD OF DIRECTORS
ARTICLE VII MEETINGS OF STOCKHOLDERS
ARTICLE VIII LIMITATION OF LIABILITY
ARTICLE IX INDEMNIFICATION
ARTICLE X AMENDMENTS TO CERTIFICATE OF INCORPORATION